Exhibit 10.46
AGREEMENT AND PLAN OF MERGER
Among
GLOBALSECURE HOLDINGS, LTD.,
GLOBALSECURE MERGER SUB, INC.,
HAZTRAIN, INC.
and
JERRY L. SMITH, Ph.D.
and
HAZTRAIN, INC. EMPLOYEE STOCK OWNERSHIP PLAN
Dated as of December 15, 2003

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		Page
SECTION 8.5	Assignment	32
SECTION 8.6	Severability	32
SECTION 8.7	Complete Agreement	32
SECTION 8.8	No Third-Party Beneficiaries	32
SECTION 8.9	Singular and Plural; Gender	32
SECTION 8.10	Governing Law	32
SECTION 8.11	Counterparts	33
SECTION 8.12	Schedules	33
SECTION 8.13	Headings	33
SECTION 8.14	Further Documents	33
SECTION 8.15	Arbitration	33

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EXHIBITS AND SECTIONS OF DISCLOSURE SCHEDULE

Annex A	Allocation of Merger Consideration
Exhibit A	Form of Articles of Merger
Exhibit B	Disclosure Schedule
Exhibit 1.6.3	Form of First Promissory Note
Exhibit 1.6.3.A	Form of Second Promissory Note
Exhibit 1.6.3.B	Form of Security Agreement
Section 1.6.8	Exclusions to GAAP
Section 2.3	Exceptions to No Breach; Consents
Section 2.7	Contracts and Commitments
Section 2.8	Litigation, Etc.
Section 2.10	Insurance
Section 2.12	Employees
Section 2.13	Licenses and Permits
Section 2.14	Bank Accounts
Exhibit 2.16	Financial Statements
Section 2.17	Account Receivable Adjustments
Section 2.18	Liabilities
Section 2.20	Transactions with Certain Persons
Section 2.21	Certain Business Practices
Section 2.22	Operations
Section 2.23	Exceptions to Absence of Certain Developments
Section 2.24	ERISA
Section 2.25	Intellectual Property
Exhibit 4.1.6.1	General Release and Noncompetition Agreement
Exhibit 4.1.6.2	Employment Agreement
Exhibit 4.1.6.4	Opinion of Counsel for the Shareholder and the Company
Exhibit 4.1.6.4.A	Opinion of Counsel for the ESOP
Exhibit 6.1.6.1	Indemnity Escrow Agreement

-iv-

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of December 15, 2003 among GLOBALSECURE HOLDINGS, LTD., a Delaware corporation (“GlobalSecure”); GLOBALSECURE MERGER SUB, INC., a Maryland corporation (“GlobalSecure Sub”) and a wholly-owned subsidiary of GlobalSecure; HAZTRAIN, INC., a Maryland corporation (the “Company”); and JERRY L. SMITH, Ph.D. (the “Shareholder” or “Dr. Smith”) and the HAZTRAIN, INC. EMPLOYEE STOCK OWNERSHIP PLAN by its sole trustee, Timothy J. Czysz (the “ESOP” and, collectively with the Shareholder, the Company Shareholder”).
W I T N E S S E T H
     WHEREAS, the Company is engaged in the business of providing environmental health and safety training and providing products and services to the hazardous materials management industry at facilities located in White Plains, Maryland (the “Business”); and
     WHEREAS, the Shareholder is the owner of a majority of the issued and outstanding shares of capital stock of the Company and, together with the ESOP, owns all of the issued and outstanding shares of capital stock of the Company (the “Stock”); and
     WHEREAS, GlobalSecure and GlobalSecure Sub desire that GlobalSecure Sub merge with and into the Company and, to realize the benefits thereof, the Company and the Shareholder also desire that GlobalSecure Sub merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Maryland General Corporation Law, and that the outstanding shares of Common Stock, no par value per share, of the Company (“Company Common Stock”), excluding any such shares held in the treasury of the Company, be converted upon such merger (the “Merger”) into the right to receive cash and such number of shares of voting common stock, par value $0.001 per share, of GlobalSecure (“GlobalSecure Common Stock”) as is equal to the Merger Consideration (GlobalSecure Sub and the Company being hereinafter sometimes referred to as the “Constituent Corporations” and the Company being hereinafter sometimes referred to as the “Surviving Corporation”);
     NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants, agreements and conditions hereinafter set forth, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:
ARTICLE 1
MERGER
     SECTION 1.1 The Merger. At the Effective Time (as hereinafter defined), GlobalSecure Sub shall be merged with and into the Company on the terms and conditions hereinafter set forth as permitted by and in accordance with the Maryland General Corporation Law. Thereupon, the separate existence of GlobalSecure Sub shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the Maryland

General Corporation Law and its Articles of Incorporation and Bylaws as in effect at the Effective Time shall remain unchanged until further amended in accordance with the provisions thereof and applicable law.
     SECTION 1.2 Articles of Merger. As soon as practicable following fulfillment or waiver of the conditions specified in Article 4 hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article 7 hereof, the Company and GlobalSecure Sub will cause the Articles of Merger in substantially the form of Exhibit A attached hereto (the “Articles of Merger”) to be executed and filed with the Maryland State Department of Assessments and Taxation as provided in the Maryland General Corporation Law. The purpose of the Surviving Corporation shall be to engage in any and all business activities in which a corporation is permitted to engage in accordance with the Maryland General Corporation Law.
     SECTION 1.3 Closing Effective Time of the Merger.
          1.3.1 The closing of the Merger (the “Closing”) shall take place on December 18, 2003, or on such other date as GlobalSecure and the Company may agree. The time and date on which Closing is actually held is sometimes referred to herein as the “Closing Date”.
          1.3.2 The Merger shall become effective at 11:59 p.m. on the day of the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation or at such other date or time thereafter as the parties may agree. The date and time of such effectiveness is herein sometimes referred to as the “Effective Time”.
     SECTION 1.4 Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of GlobalSecure Sub (as constituted immediately prior to the Effective Time) until changed in accordance with its Articles of Incorporation and Bylaws and applicable law.
     SECTION 1.5 Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company (as constituted immediately prior to the Effective Time) until changed in accordance with its Articles of Incorporation and Bylaws and applicable law.
     SECTION 1.6 Conversion of Shares.
          1.6.1 Consideration. Upon the Effective Time, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6.2 and any Dissenting Shares (as hereinafter defined)) shall, without any further action on the part of GlobalSecure or GlobalSecure Sub, on the one hand, or the Company or its shareholders, on the other hand, be converted into the right to receive such amount of consideration as shall equal such cash and such number of shares of GlobalSecure Common Stock as is determined in accordance with the formula set forth in Section 1.6.3 below.
          1.6.2 Cancellation of Shares; Conversion of GlobalSecure Sub Common Stock. At the Effective Time, (i) all shares of Company Common Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective

Time shall be cancelled and extinguished without any conversion thereof and (ii) all shares of common stock of GlobalSecure Sub shall be converted without further action into shares of common stock of the Company.
          1.6.3 Conversion of Company Common Stock. At the Effective Time, the aggregate outstanding shares of Company Common Stock shall be converted, in the aggregate, into (i) cash in the amount of $1,348,906.80 (the “Cash Merger Consideration”); (ii) two promissory notes from GlobalSecure in the aggregate original principal amount of $1,000,000, one of which notes will be in the original principal amount of $250,000 in the form of Exhibit 1.6.3 attached hereto and hereby made a part hereof (the “First Promissory Note”) and the second of which notes will be in the original principal amount of $750,000 in the form of Exhibit 1.6.3.A attached hereto and hereby made a part hereof (the “Second Promissory Note”) (the First Promissory Note and the Second Promissory Note are collectively referred to as the “Promissory Notes”) (the “Promissory Note Merger Consideration”) together with a security agreement from GlobalSecure in the form of Exhibit 1.6.3.B attached hereto and hereby made a part hereof (the “Security Agreement”); and (iii) 300,000 shares of GlobalSecure Common Stock (the “Common Stock Merger Consideration”). In addition, at Closing, GlobalSecure shall cause to be refinanced by the Company $1,312,500 of liabilities of the Company (the “Bank Loan”) and will cause the assets pledged by Dr. Smith to secure the Bank Loan to be released. Moreover, the shares of Company Common Stock pledged in consideration for a loan from the Company to the ESOP (the “ESOP Loan”) pursuant to an ESOP Pledge Agreement dated July 19, 2002 (the “Pledge Agreement”), to the extent pledged and not yet released and allocated to participants in the ESOP as of the Closing Date, shall be surrendered by the ESOP to the Company for cancellation and any outstanding debt owing from the ESOP to the Company pursuant to the ESOP Loan shall be discharged. The Cash Merger Consideration, the Promissory Note Merger Consideration and the Common Stock Merger Consideration are collectively referred to herein as the “Merger Consideration”. The Merger Consideration and the assumed liability consisting of the Bank Loan are collectively referred to herein as the ‘Purchase Price”. The Merger Consideration shall be allocated to Dr. Smith and to the ESOP as set forth on Annex A hereto. At the Effective Time, the Company shall have a target amount of accounts receivable (defined as the ‘Target Amount”) equal to $440,000, which shall be calculated by taking the actual amount of accounts receivable as reflected on the Company’s balance sheet and adding to that amount any Cash on Hand in excess of $100,000. In addition, the Company will have a “Closing Cash Requirement” totaling at least $100,000 in Cash on Hand as of the Effective Time. Cash on Hand as used herein is defined as the cash reflected in the Company’s financial books and ledgers. To the extent that the accounts receivable plus Cash on Hand in excess of the Closing Cash Requirement at the Effective Time is less than the Target Amount or the Cash on Hand on the Closing Date is less than the Closing Cash Requirement, the Cash Merger Consideration payable to Dr. Smith shall be reduced by One Dollar ($1.00) for each One Dollar ($1.00) that the Closing Amount is less than the Target Amount and that the Cash on Hand is less than the Closing Cash Requirement The Company shall, at Closing, issue to Dr. Smith, as additional compensation, a promissory note (the “Excess Accounts Receivable Note”) in an original principal amount equal to the excess, if any, of the Closing Amount over the Target Amount, which Excess Accounts Receivable Note shall not bear interest and shall be repaid, if at all, in an amount equal to 50% of the amounts actually collected and received by the Company following Closing on account of such accounts receivable which are on the Company’s books at Closing and thereafter collected, until the principal balance of the Excess Accounts Receivable Note has been reduced to zero.
          1.6.4 Surrender. At Closing, the Company Shareholders shall deliver certificates representing all of the issued and outstanding shares of Company Common Stock together with duly executed stock powers.
          1.6.5 Dissenting Shares.
          (a) No Conversion. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a shareholder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the Maryland General Corporation Law and who has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration set forth in Section 1.6.3, but the holder thereof shall only be entitled to such rights as are granted by the Maryland General Corporation Law.
          (b) Withdrawal or Loss of Dissenters’ Rights. Notwithstanding the provisions of Section 1.6.5(a), if any holder of shares of Company Common Stock who is otherwise entitled to exercise appraisal or dissenters’ rights under the Maryland General Corporation Law shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal or dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such shareholder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration upon surrender of the certificate representing such shares.
          (c) Notice, etc. The Company shall give GlobalSecure (i) prompt notice of any written demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the Maryland General Corporation Law (including instruments concerning appraisal or dissenters’ rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of GlobalSecure, voluntarily make any payment with respect to any demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Company Common Stock or offer to settle or settle any such demands.
          1.6.6 No Further Transfers; Lost, Stolen or Destroyed Certificates. The amount paid pursuant to the Merger upon and following the surrender of shares of Common Stock, in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and, upon and after the Effective Time, no transfer of the shares of Company Common Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing Company Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 1.
          1.6.7 Closing. Evidence of the fulfillment or waiver of the conditions set forth in Article 4 hereof (the “Closing”) shall be provided by the parties hereto to each other (a) at the offices of GlobalSecure, 8401 Corporate Drive, Suite 230, Landover, Maryland 20785 at 10 a.m.,

local time, on the business day on which the last of the conditions set forth in Article 4 hereof is fulfilled or waived or (b) at such other time and place as the parties hereto may agree.
          1.6.8 Effect of the Merger. Upon and after the Effective Time: (a) GlobalSecure Sub shall merge with and into the Surviving Corporation; (b) the separate existence of GlobalSecure Sub shall cease; (c) the shares of the Company shall be converted as provided in this Agreement; (d) the former holders of such shares are entitled only to the rights provided in this Agreement or to the rights provided under Section 3-202 of the Maryland General Corporation Law; and (e) the Merger shall otherwise have the effect provided under the applicable laws of the State of Maryland (including Section 3-114 of the Maryland General Corporation Law).
          1.6.9 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDER
     As a material inducement to GlobalSecure to enter into and perform its obligations under this Agreement, the Company and Shareholder, jointly and severally, hereby represent and warrant to GlobalSecure and GlobalSecure Sub that, except as set forth on the disclosure schedule attached hereto as Exhibit B (the “Disclosure Schedule”) (which specifically identifies the relevant subsection(s) hereof, which Disclosure Schedule shall be deemed to be part of the representations and warranties as if made hereunder):
     SECTION 2.1 Organization and Qualification, Etc.; Capital Stock; Subsidiaries.
          2.1.1 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power to own, lease or operate all of its properties and assets and to carry on the Business as and where it is now being conducted. Copies of the Company’s Articles of Incorporation and Bylaws, previously delivered to GlobalSecure and certified by the Secretary of the Company, are true, correct and complete copies of such documents and will not be amended prior to the Closing Date without the prior written consent of GlobalSecure. The Company is duly qualified to transact business as a foreign corporation in each jurisdiction in which the nature of the business conducted by the Company or the character and location of its properties or assets require that it be so qualified, except where the failure to be so qualified is not reasonably likely to have a material adverse change in or effect on the business, assets, properties, operations, results of operations, or condition (financial or otherwise) or prospects of the Company, the legality or validity of the Company, the enforceability as against the Company of, or the ability of the Company to perform its obligations under, this Agreement or its Articles of Incorporation (a “Material Adverse Effect”).
          2.1.2 The entire authorized capital stock of the Company consists of 500,000 shares of common stock, no par value per share. There are presently issued and outstanding 500,000 shares of common stock of the Company, all of which are duly authorized, validly issued, fully paid and nonassessable and without restriction on the right of transfer thereof. All of the issued and outstanding shares of the Company (the “Stock’) are owned of record by the Company Shareholders free and clear of all liens, security interests, claims and encumbrances or other restrictions of any kind, except for the Bank Loan, and no shares are held in the Company’s treasury. The Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor does it have outstanding any warrants, rights or options to subscribe for or to purchase any capital stock or any capital stock or securities convertible into or exchangeable for any capital stock. There are no preemptive rights existing with respect to the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. There are no agreements (oral or written) to which any of the Company Shareholders is a party or by which any Company Shareholder is bound involving the voting or sale of any of the Stock.
          2.1.3 The Company does not own, of record or beneficially, any capital stock or other securities of any other corporation; does not own, directly or indirectly, any interest in a business, business trust, joint stock company or other business organization or association; and is not a party to any partnership or joint venture agreement. The Company, to the extent it may have previously owned stock in any corporation, has legally divested itself of such ownership, has paid all obligations relative to such ownership, has filed all tax returns and paid all taxes required by such prior ownership and divestment thereof, and certifies that it has no obligations, contingent or otherwise, relating to such ownership or sale or divestment thereof.
     SECTION 2.2 Authority Relative to Agreement. Each Company Shareholder has the power, capacity and authority, and the Company has the corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each Company Shareholder has the power, capacity and authority to transfer and deliver the Company Common Stock hereunder, free and clear of all liens, claims of ownership, security interests and encumbrances whatsoever, except for the Bank Loan. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated on its part have been authorized by its Board of Directors. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated on its part hereby. Except for consents by participants in the ESOP who are beneficial owners of not more than 27, 990 shares of the 245,000 shares of Company Common Stock owned by the ESOP, which consents the Company agrees to use its reasonable efforts to obtain by December 15, 2003, this Agreement has been duly executed and delivered by each Company Shareholder and the Company and is a valid and binding agreement of each Company Shareholder and the Company, enforceable in accordance with its terms, except as the enforceability may be affected by bankruptcy, insolvency, reorganization or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally.
     SECTION 2.3 No Breach; Consents. Except as set forth in Section 2.3 of the Disclosure Schedule, the negotiation, execution, delivery and performance of this Agreement by the Company Shareholders and the Company, and the consummation of the transactions contemplated hereby, (i) do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of any lien, security interest, charge, encumbrance or other restriction upon the assets of the Company under, or require arty authorization, consent, approval, exemption or other action by or notice to any third party under, the provisions of the Charter or Bylaws of the Company or any license, permit, contract, franchise, indenture, mortgage, lease, loan agreement or other agreement (oral or written) or instrument to which the Company is a party or under which its properties are bound or to which any Company Shareholder is a party, and (ii) do not require arty authorization, consent, approval, exemption or other action by or notice to any court or governmental body under any law, statute, rule, regulation or decree to which the Shareholder or the Company is subject.
     SECTION 2.4 No Material Adverse Change. Except for accounts receivable and cash, which are addressed in Section 1.6.3 hereof, since August 31, 2003, there has been no material adverse change in the financial condition, properties, assets, operating results, employee relations, relations with suppliers, customer relations or business of the Company.
     SECTION 2.5 Title to Properties.
          2.5.1 Except for leased property (in which it holds a valid leasehold interest), the Company owns good and marketable title, free and clear of all liens and encumbrances, to all of the material properties and assets shown on its balance sheet as of August 31, 2003, or acquired thereafter, except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business consistent with past practice.
          2.5.2 To the Shareholder’s knowledge, the Company is not in violation of any material applicable zoning ordinance or other law, regulation or requirement relating to the operation of owned or leased properties and the Company has not received any notice of any such material violations within the three years prior to the date hereof which has not been remedied.
          2.5.3 The Company leases, licenses or owns all of the properties and assets used in the Business.
     SECTION 2.6 Tax Matters. Each of the Company and its subsidiaries has filed all tax returns and reports as required by law. To the best of the Company’s and the Shareholder’s knowledge these returns and reports are true and correct in all material respects. Each of the Company and its subsidiaries has paid all taxes and other assessments due. The Company has not elected pursuant to Section 1362(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable provisions of state law, to be treated as an S corporation. The Company has not elected to be treated as a collapsible corporation pursuant to Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that are reasonably likely to have a Material Adverse Effect. The Company has never had any tax deficiency assessed, or, to the best of the Company’s and the Shareholder’s knowledge, proposed, against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Except as set forth in Section 2.6 of the Disclosure Schedule, none of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited by governmental authorities. The Company has withheld or collected from each payment made to each of its employees the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and had paid the same to the proper tax receiving officers or authorized depositories. The Company has made adequate provisions on its books or account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations through the Closing Date. The consideration payable to Dr. Smith for his Stock will be reduced by the amount of any Company federal income taxes payable for the calendar year ending December 31, 2003, but in no event shall the reduction in such consideration be greater than the amount of tax payable on taxable income of $100,000. If any reduction in the consideration payable to Dr. Smith is required pursuant to this Section 2.6, such reduction shall be effected by reducing the principal amount of the First Promissory Note by the amount of the reduction.
     SECTION 2.7 Contracts and Commitments. Except as set forth in Section 2.7 of the Disclosure Schedule, the Company is not a party to:
     (i) any contract, agreement, purchase order (other than purchase orders in the ordinary course of business) or other commitment for the purchase, sale or provision to or by the Company of goods, property or services having an individual value in excess of $10,000 or an aggregate value in excess of $100,000;
     (ii) any pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred compensation or other employee benefit plan, or any contract with any labor union;
     (iii) any agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any asset or group of assets of the Company;
     (iv) any lease or agreement under which it is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $5,000;

     (v) any lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;
     (vi) any agreements providing for the services of an independent contractor to which the Company is a party or by which it is bound;
     (vii) any oral or written direct or indirect guarantee of any obligation; or
     (viii) any other or additional material contracts, commitments, agreements, arrangements, writings, guarantees, leases and licenses to which the Company is a party or by which the Company or any of its property is bound having an individual value in excess of $10,000 or an aggregate value in excess of $100,000.
     Each of the contracts, agreements, leases, licenses and commitments required to be listed in Section 2.7 of the Disclosure Schedule (the “Contracts”) is valid and binding, enforceable in accordance with its respective terms, in full force and effect and, at Closing, will remain in full force and effect without the consent, approval or act of, or the making of any filing with, any other person. To the Shareholder’s knowledge, none of the Contracts were entered into with any intent or for any purpose prohibited by law. True and complete copies of all of the Contracts (together with any and all amendments thereto) have been delivered to GlobalSecure and initialed by the Company’s Secretary and identified with a reference to this Section of this Agreement. The Company has performed all obligations required to be performed by it and is not in default under, or in breach of, or in receipt of any claim of default or breach under, any of the Contracts and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such Contract neither the Company nor the Shareholder has any knowledge of any breach or anticipated breach by the other parties to any such Contract and to the Shareholder’s knowledge the Company is not a party to any Contract for the purchase of goods or services at a rate currently materially above market prices.
     SECTION 2.8 Litigation, Etc. Except as set forth in Section 2.8 of the Disclosure Schedule, there are no actions, suits, proceedings, orders, investigations (including without limitation any official inquiries or requests for documents to the Company or the Shareholder or others relating to the Company’s business) or claims pending or, to the knowledge of the Shareholder or the Company, threatened against the Company, or to which the Company is a party, at law or in equity, or before or by any court tribunal, governmental department commission, board, bureau, agency or instrumentality, or any arbitration proceedings pending under collective bargaining agreements or otherwise, or any actions which seek to prohibit restrict or delay the consummation of transactions contemplated hereby or to limit in any manner the right of GlobalSecure to control the Company or any material aspect of the business of the Company after the Closing Date.
     SECTION 2.9 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement (oral or written) binding upon the Shareholder or the

Company. The Shareholder will pay, and hold the Company and GlobalSecure harmless against any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.
     SECTION 2.10 Insurance. Section 2.10 of the Disclosure Schedule contains an abstract or summary of each outstanding insurance policy maintained by the Company. The Company has given to GlobalSecure a copy of each such insurance policy maintained with respect to the Company’s properties, assets and the Business, and each such policy is in full force and effect.
     SECTION 2.11 Compliance with Laws. To the Shareholder’s knowledge, the Company has complied in an material respects with all laws, rules, regulations, ordinances, orders, judgments, and decrees applicable to its business or properties and has not failed to comply with any law or any regulation or requirement which reasonably could be expected to have a Material Adverse Effect and the Company has not received notice of any such violation or non-compliance.
     SECTION 2.12 Employees. To the best knowledge, information and belief of the Shareholder, the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. To the Shareholder’s knowledge, no present or former employee of the Company has any material claim against the Company (whether under law, any employment agreement or otherwise) on account of or for (i) overtime pay, other than overtime for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work To the knowledge of the Shareholder and the Company, no person has any claim or basis for any proceeding against the Company arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards which reasonably could be expected to have a Material Adverse Effect Each officer of the Company set forth in Section 2.12 of the Disclosure Schedule has executed a Proprietary Information and Confidentiality Agreement substantially in form or forms which have been approved by GlobalSecure, which have been delivered to GlobalSecure. Each officer of the Company set forth in Section 2.12 of the Disclosure Schedule has executed an agreement with noncompetition provisions which have been delivered to GlobalSecure. To the knowledge of the Company, no employee of the Company (A) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others or (B) has given notice to the Company, nor is the Company otherwise aware that any employee intends to terminate his or her employment with the Company. The names and current rates of compensation of all employees of the Company are as set forth on Section 2.12 of the Disclosure Schedule. Effective on or prior to the Effective Time, any and all employment agreements between the Company and any of its employees that shall be cancelled and shall be of no further effect.

     SECTION 2.13 Licenses and Permits. All material permits, licenses and franchises held by the Company, or by its officers, employees or agents, with respect to the Business are listed in Section 2.13 of the Disclosure Schedule. Except as set forth in Section 2.13 of the Disclosure Schedule, such licenses, permits and franchises are freely transferable by the Company. All of the licenses, permits, approvals and clearances listed and described in Section 2.13 of the Disclosure Schedule represent all of the material licenses, permits, approvals and clearances (collectively, the “Licenses”) issued to the Company as of the date hereof by a governmental or other authority and currently used by or necessary to the Company in connection with the operation of the Business as presently conducted. To Shareholder’s knowledge, the Licenses represent all material governmental or other authority licenses, permits, approvals or clearances which the Company is required to maintain by applicable statute or regulation in connection with its Business as presently conducted. The Licenses are in full force and effect in accordance with their terms, and there is no outstanding notice of cancellation or termination in connection therewith, nor is there any pending or, to the knowledge of the Shareholder or the Company, threatened administrative or judicial proceeding to revoke, cancel or declare any such License invalid in any respect To the Shareholder’s knowledge, the Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct of the Company’s Business in the manner now conducted.
     SECTION 2.14 Business Records; Bank Accounts. The Company’s personnel files, accounting records, and customer correspondence files shall be made available to GlobalSecure promptly upon the execution of this Agreement and are complete and correct in all material respects, and accurately reflect the Company’s business operations for a period of not less than three (3) years. As of the date hereof, Section 2.14 of the Disclosure Schedule contains a complete and accurate list showing the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box, together with a listing of account numbers and the names of all persons authorized to draw thereon or have access thereto. The Company has not given any power of attorney, whether limited or general, to any person, firm, corporation or otherwise that is continuing in effect.
     SECTION 2.15 Environmental Matters. Neither the Company nor any of its subsidiaries has caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in violation of any applicable Environmental Law (as defined below) in connection with the operation of its business or otherwise. Each of the Company and its subsidiaries, the operation of its business, and any real property that it owns, leases or otherwise occupies or uses (collectively, the “Premises”) are in compliance in all material respects with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. Neither the Company nor any of its subsidiaries has received any written notice, citation, directive, letter or other communication about any proceeding, claim or lawsuit, from any Person concerning the ownership or occupation of the Premises, or the conduct of its operations in material violation of any applicable Environmental Laws. Each of the Company and its subsidiaries has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance in all material respects with all such permits, licenses and approvals. Neither the Company nor any of its subsidiaries has caused or allowed a release, or, to the best of the Company’s and the Shareholder’s knowledge, a threat of release, of any Hazardous Substance into, at or near the Premises, and the Premises have not been subject to a release, or, to the best of the Company’s and the Shareholder’s knowledge, a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term “Environmental Laws” shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42, U.S.C. Sections 6901, et seq. For purposes of this Agreement, the term “Hazardous Substances’ shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.
     SECTION 2.16 Financial Statements. The Company’s unaudited financial statements and notes thereto as at and for the fiscal year ended December 31, 2002, and for the eleven month period ended November 30, 2003, consisting of balance sheets and statements of income, are attached as Exhibit 2.16 (the “Statements”). The Statements fairly present the financial condition and results of the operations of the Company as of the date indicated and for the period indicated, and are in accordance with the books and records of the Company, complete and correct in all material respects. The Statements shall be in a form which is auditable as determined by GlobalSecure. As to its government contracting business, the Company’s books and records are compliant with all requirements of the Defense Contract Audit Agency.
     SECTION 2.17 Accounts Receivable. The accounts receivable of the Company, as shown on the Company’s accounting records, are valid and existing and represent monies owed to the Company for services provided or goods sold and delivered, are collectible in the amounts there shown, and all such accounts receivable acquired subsequent to the date of such Statements are collectible in the aggregate amounts shown on the books of the Company, in each case after application of reserves for returns and bad debts in accordance with accounting principles consistently applied by the Company. Except as reflected in Exhibit 2.16 or Section 2.17 of the Disclosure Schedule, there are no refunds, discounts or other adjustments payable relating to a material amount of such accounts receivable, and the Company has not received any written notice asserting any defenses, rights of set-off, assignments or conditions enforceable by third parties against the Company relating to a material amount of such accounts receivable.
     SECTION 2.18 Absence of Undisclosed Liabilities. Except as set forth on Section 2.18 of the Disclosure Schedule, the Company has no material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not insured, except (i) liabilities to be reflected on the Company’s balance sheets as of November 30, 2003, (ii) liabilities under contracts or commitments described in Section 2.7 of the Disclosure Schedule which have arisen since November 30, 2003 in the ordinary course of business, (iii) liabilities for which the Company has valid insurance coverage, subject to policy limits and deductibles disclosed in Section 2.10 of the Disclosure Schedule, and (iv) all other liabilities incurred in the ordinary course of business since the Statements.

     SECTION 2.19 Inventories. The Company’s inventories, if any, reflected on the Company’s August 31, 2003 financial statements, and the inventories thereafter produced or acquired (i) consist of items of a quality and quantity usable or salable in the ordinary course of its business, at prevailing market prices, (ii) none of such items is materially damaged or generally unsalable in the ordinary course of business, or below standard quality, and (iii) the values at which such inventories are carried reflect an inventory valuation policy stating inventory based on actual physical count and at the lower of cost or wholesale market value. At Closing, the inventories will include a sufficient quantity of inventory necessary to meet the normal requirements of the operations of the Company as of the Closing in accordance with past practice and procedure.
     SECTION 2.20 Transactions with Certain Persons. Except as set forth in Section 2.20 of the Disclosure Schedule, (i) during the past three (3) years, the Company has not, directly or indirectly, purchased, leased or otherwise acquired any goods, services or property from the Shareholder or from any person, firm, corporation or other entity directly or indirectly controlled by (or under common control with) the Shareholder, and (ii) the Company does not owe any amount to, nor is any amount owed to the Company by, the Shareholder or any person, firm, corporation or other entity directly or indirectly controlled by (or under common control with) the Company or the Shareholder.
     SECTION 2.21 Absence of Certain Business Practices. Except as set forth in Section 2.21 of the Disclosure Schedule, neither the Company nor any officer, employee or agent acting on its behalf, has within the past five (5) years given (or agreed to give) any material gift or similar benefit to any customer, supplier, governmental employee or other person in a position to help or hinder the Company’s business. Neither the Company nor any of its subsidiaries has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. To the best of the Company’s and the Shareholder’s knowledge, there is not now, and there has never been, any employment by the Company or any of its subsidiaries of, or beneficial ownership in the Company or any of its subsidiaries by, any governmental or political official in any country in the world.
     SECTION 2.22 Operations. Section 2.22 of the Disclosure Schedule will list at Closing all material referral sources within the three (3) year period prior to the date of this Agreement.
     SECTION 2.23 Absence of Certain Developments. Except as set forth on Section 2.23 of the Disclosure Schedule and except for transactions contemplated by this Agreement including without limitation Section 1.6.3 hereof, since August 31, 2003, the Company has not:
          (a) redeemed or repurchased, directly or indirectly, any shares of its capital stock or declared or paid any dividends or distribution with respect to any shares of its capital stock;
          (b) issued any equity securities, securities convertible into equity securities, or warrants, options or other rights to acquire equity securities, or bonds or other securities;

          (c) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business having an individual value in excess of $5,000 or an aggregate value in excess of $25,000;
          (d) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability other than current liabilities paid in the ordinary course of business;
          (e) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its properties or assets, except liens for current property taxes not yet due and payable;
          (f) sold, assigned, transferred or otherwise disposed of or committed to sell, assign, transfer or otherwise dispose of (including by license, franchise, option or other right of any nature whatsoever) any of its tangible assets having an individual value in excess of $5,000 or an aggregate value in excess of $25,000 (including books and records of the Company), except in the ordinary course of business, or canceled any material debts or claims having an individual value in excess of $5,000 or an aggregate value in excess of $25,000;
          (g) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;
          (h) made capital expenditures in excess of $10,000 or made any binding commitments therefor which would cause the aggregate amount of all actual capital expenditures for the period subsequent to August 31, 2003 to exceed $10,000;
          (i) paid or committed to any salary increases, bonuses or similar payments or any increase of other benefits or any adoption or establishment of any benefit plan or any payments of severance or termination pay, except in the ordinary course of business consistent with past practices;
          (j) made any loans or advances to, guarantees for the benefit of, or any investments in, any person or entity in excess of an aggregate of $10,000;
          (k) made or committed to any charitable or political contributions or pledges in excess of an aggregate of $1,000;
          (l) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;
          (m) made or instituted any unusual or novel method of transacting business or changed any accounting methods, procedures or practices of the Company;
          (n) suffered any material adverse action, ruling, order or position affecting the Company made or taken by a governmental or other authority, which action, ruling, order or position reasonably could be expected to have a Material Adverse Effect;

          (o) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications used in the operations of its business;
          (p) entered into any transaction material to its business or relating to its business, except in the ordinary course of business consistent with past practice;
          (q) written down the value of any inventory or written off as uncollectible any accounts receivable, in any material amounts, specifically relating to its business or any portion thereof;
          (r) discontinued the manufacture or sale of any material products, product line, program or service;
          (s) entered into any capital leases having a value in excess of $10,000;
          (t) made any amendments to or changes in its articles of incorporation or by-laws; or
          (u) entered into any material agreement or made any commitment to do any of the foregoing or performed any act; or attempted to do any act, or permitted any act or omitted to act, which would cause a breach of any material contracts commitment or obligation to which the Company is a party.
          2.24.1 Employee Plans. Except as set forth in Section 2.24.1 of the Disclosure Schedule, neither the Company nor any entity required to be aggregated with the Company under Sections 414(b), (c), (m), (n) or (o) of the Code (an “ERISA Affiliate”) sponsors, maintains, has any obligation to contribute to, has any liability under, or is otherwise a party to, any Benefit Plan. For purposes of this Agreement, “Benefit Plan” shall mean any plan, fund, program, policy, arrangement or contract whether formal or informal, which is in the nature of (i) an employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) an employee welfare benefit plan (as defined in Section 3(1) of ERISA), or (iii) each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, contributed to or required to be contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company, or with respect to which the Company or any ERISA Affiliate has any liability, whether direct or indirect, actual or contingent, and whether formal or informal.
2.24.2 ERISA Plan Operations.
(a) Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

The Company has furnished to GlobalSecure copies of the most recent Internal Revenue Service determination letters, if any, with respect to each such Benefit Plan. To the Company’s knowledge, no event or circumstance has occurred since the date of such determination that would jeopardize the qualification of the Company’s Benefit Plans. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Plan.
          (b) Except as set forth in Section 2.242 of the Disclosure Schedule, the transactions contemplated hereby will not (i) entitle any employee or independent contractor of the Company to severance pay or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan.
          (c) The Company has no liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company.
          (d) Except as has been furnished or made available to GlobalSecure, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the Company’s fiscal year ended on December 31, 2002.
          (e) There is no pending or, to the Company’s knowledge, threatened or contingent claims against the Company relating to any Benefit Plans, except benefit claims in the ordinary course.
          (f) Neither the Company nor any ERISA Affiliate maintains, or has in the past maintained or contributed to, (i) any plan that constitutes or constituted a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (ii) a plan that is or was subject to Title IV of ERISA.
     SECTION 2.25 Intellectual Property.
          2.25.1 Set forth in Section 2.25 of the Disclosure Schedule is a list and brief description of all domestic and foreign patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, registered copyrights and copyright applications which are in the process of being prepared, owned by or registered in the name of the Company or any of its subsidiaries, of which the Company or its subsidiaries is a licensee. Each of the Company and its subsidiaries is the sole and exclusive owner or a licensee of all Intellectual Property (as defined below) material to the conduct of its business as presently or proposed to be conducted (the “Company Intellectual Property”), free and clear of any liens, claims, encumbrances or adverse interests, except that one or more lenders to the Company or its subsidiaries may have a security interest in such Company Intellectual Property. Each of the Company and its subsidiaries owns or possesses adequate licenses or other rights to use and license its customers the right to use (in the manner and to the extent presently or proposed to be used or licensed) all Intellectual Property currently or proposed to be used in its business unless such absence or failure is not reasonably likely to have a Material Adverse Effect None of the Intellectual Property that the Company or any of its subsidiaries owns or purports to own, or, to the knowledge of the Company, any of the other Company Intellectual Property infringes or conflicts with, and neither the Company nor any of its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property Rights (as defined below) of third parties and, to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of the Company or any of its subsidiaries. No claim is pending or, to the best of the Company’s or the Shareholder’s knowledge, threatened to the effect that the operations of the Company or any of its subsidiaries or the use by the Company’s or any of its subsidiaries’ customers of any of the Company Intellectual Property licensed to them as provided in such license infringe upon or conflict with the asserted rights of any other Person. No claim is pending, or to the best of the Company’s or the Shareholder’s knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company or any of its subsidiaries, or which the Company or any of its subsidiaries otherwise has the right to use, is invalid or unenforceable by the Company. All prior art known to the Company which may be or may have been pertinent to the examination of any United States patent or patent application listed in Section 2.25 of the Disclosure Schedule has been cited to the United States Patent and Trademark Office. Each of the Company and its subsidiaries uses reasonable measures to safeguard any confidential technical information developed by and belonging to the Company and such subsidiary.
          2.25.2 None of the Intellectual Property that the Company or any of its subsidiaries owns or purports to own, is subject to any outstanding judgment or contract restricting the use thereof by the Company or such subsidiary. Neither the Company nor any of its subsidiaries has entered into or become subject to any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Rights, except for infringement indemnification obligations incurred in the ordinary course of business.
          2.25.3 All licenses, sublicenses or other rights of use that the Company or any of its subsidiaries has or purports to have granted to customers are valid and authorized by the terms under which the Company or such subsidiary licenses or otherwise uses such rights. Neither the Company nor any of its subsidiaries is in default in the payment of any royalties, license fees or other consideration to any owner or licensor of any Intellectual Property used in or necessary for the conduct of its business as now conducted and/or as proposed to be conducted or to any agent or representative of any such owner or licensor by reason of the use thereof by the Company or any of its subsidiaries nor otherwise is in default in any material respect in the performance of any of its obligations to any such owner or licensor, and no such owner or licensor, nor any such agent or representative thereof, has notified the Company or any of its subsidiaries in writing of any claim of any such default.
          2.25.4 “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software (including data and related documentation), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium).
          2.25.5 “Intellectual Property Rights” means, with reference to any Intellectual Property, any or all of the legally enforceable rights (including any or all inchoate rights, whether such rights are perfected or not perfected) and moral rights, if any, with respect to such Intellectual Property under the laws of any jurisdiction, including (i) any and all patents, patents pending, inventor’s certificates, trademarks, service marks, copyrights, any and all applications therefor or for registration thereof, and any and all substitutions, extensions, reissues, renewals, divisions, continuations, or continuations-in-art thereof and (ii) any rights under laws relating to trade secrets.
     SECTION 2.26 Debt. On the Closing Date, other than the Bank Loan, the Company shall have no debt on its books other than ordinary and customary accounts payable and miscellaneous other expenses which are not material to the financial condition of the Company.
     SECTION 2.27 Material Misstatements or Omissions. The Shareholder and the Company have not knowingly made any material misstatements of fact or omitted to state any material fact necessary or desirable to make complete, accurate, and not misleading every representation, warranty, schedule, and agreement set forth, described or referred to herein.
     SECTION 2.28 Effective Date of Warranties, Representations and Covenants. Each warranty, representation, and covenant set forth in this Article 2 shall be deemed to be made on and as of and speak on and as of the date hereof and as of the Closing Date (except as otherwise specifically provided herein). Prior to the Closing Date, the Shareholder will notify GlobalSecure of any change since the date hereof in any fact, condition or circumstance which would require a modification of the foregoing representations and warranties (including any Schedule thereto) to make such representation or warranty (or Schedule thereto) complete, accurate and not misleading in all material respects. Prior to the Closing, the Shareholder and the Company will revise certain parts of each Schedule hereto so that such Schedule shall, at the Closing, reflect any material fact affecting such Schedule occurring after the date hereof and on or prior to the Closing Date. The representations and warranties contained in this Article 2 shall not be affected or deemed waived by reason of the fact that GlobalSecure and/ or its representatives should have known that any such representation or warranty is or might be inaccurate in any respect.
     SECTION 2.29 Investment Representations. The Shareholder is an accredited investor as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act The GlobalSecure Common Stock is being acquired for the Shareholder’s own account for investment purposes and not with a view to the distribution or resale thereof (except in compliance with the Securities Act of 1933, as amended, and any comparable State securities laws or any exemptions therefrom). The Shareholder has such experience in evaluating and investing in private placement transactions of securities in companies similar to GlobalSecure so as to be capable of evaluating the merits and risks of the Shareholder’s investment in GlobalSecure and has the capacity to protect the Shareholder’s own interests. The Shareholder represents and warrants to GlobalSecure that he is aware that the acquisition of GlobalSecure Common Stock involves substantial risk and that his financial condition and investments are such that he is in a financial position to hold such shares for an indefinite period of time and to bear the economic risk of and withstand a complete loss of such investment.
     SECTION 2.30 Resignations. The Shareholder has obtained the resignation of the Shareholder as the sole Director of the Company, effective as of the Closing Date, and has obtained the resignations of all officers of the Company, effective as of the Closing Date.
     SECTION 2.31 GlobalSecure’s Knowledge. As soon as GlobalSecure (for purposes of this Section 2.31, “GlobalSecure” shall mean the President or any Vice President of GlobalSecure) knows or discovers, through its due diligence review of the Company or its analysis of any documents or other written materials provided to GlobalSecure by the Shareholder or the Company as part of GlobalSecure’s due diligence review of the Company, any inaccuracy in, or breach of, any representations and warranties contained in this Article 2, GlobalSecure shall inform the Shareholder and the Company of such inaccuracy or breach, in writing, and give the Shareholder and the Company an opportunity to cure any such inaccuracy within ten (10) days of the receipt of any such notice.
     SECTION 2.32 Disclosures. Neither this Agreement, nor the Disclosure Schedule, nor any Exhibit to this Agreement, nor any due diligence materials, nor other information furnished by or on behalf of the Company to GlobalSecure contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. None of the Ancillary Agreements or certificates prepared or supplied by the Company with respect to the transactions contemplated hereby or thereby contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Shareholder which the Company has not disclosed to GlobalSecure and their counsel in writing which materially and adversely affects the business, financial condition, operations, prospects, property or assets of the Company. The financial projections provided by or on behalf of the Company to GlobalSecure (collectively, ‘Projections”) were prepared in good faith based on the experience of the Company in the industry and on reasonable assumptions of fact and opinion as to future events. As of the date hereof no facts have come to the attention of the Company which would, in its opinion, require the Company to revise the assumptions underlying such projections and other estimates or the conclusions derived therefrom.
     SECTION 2.33 U.S. Real Property Holding Corporation. Neither the Company nor any of its subsidiaries is now or has ever been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.
SECTION 2.34 Business Activity Restriction

     . There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GLOBALSECURE
     As a material inducement to the Shareholder to enter into and perform his obligations under this Agreement, GlobalSecure represents and warrants to the Shareholder as follows:
     SECTION 3.1 Organization, Capital Stock, Etc.
          3.1.1 Each of GlobalSecure and GlobalSecure Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation (Delaware, in the case of GlobalSecure, and Maryland, in the case of GlobalSecure Sub).
          3.1.2 The entire authorized capital stock of GlobalSecure consists of 100,000,000 shares of capital stock, $.0001 par value per share, comprised of 75,000,000 shares of Common Stock of which 26,321,431 shares are issued and outstanding, 20,000,000 shares of undesignated Preferred Stock of which no shares are issued and outstanding and 5,000,000 shares of Series A Preferred Stock of which 5,000,000 shares are issued and outstanding.
     SECTION 3.2 Authority Relative to Agreement. GlobalSecure Sub has not conducted any business activities prior to the date of this Agreement, other than the negotiation and execution of this Agreement All outstanding shares of capital stock of GlobalSecure Sub are owned, beneficially and of record, by GlobalSecure. GlobalSecure and GlobalSecure Sub each has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of GlobalSecure and of GlobalSecure Sub. No other corporate proceedings on their part or the part of the stockholders of GlobalSecure or GlobalSecure Sub are necessary to authorize the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by each of GlobalSecure and GlobalSecure Sub and is the valid and binding agreement of each of GlobalSecure and GlobalSecure Sub except as the enforceability may be affected by bankruptcy, insolvency, reorganization or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally.
     SECTION 3.3 No Breach; Consents. The execution, delivery and performance of this Agreement by GlobalSecure and GlobalSecure Sub and the consummation of the transactions contemplated hereby (a) do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of any lien, security interest, charge or encumbrance upon the assets of either of GlobalSecure or GlobalSecure Sub under, or require any authorization, consent, approval, exemption or other action by or notice to any third party under the provisions of the Charter or Bylaws of GlobalSecure or GlobalSecure Sub or any license, indenture, mortgage, lease, loan agreement or other agreement (oral or written) or instrument to which either GlobalSecure or GlobalSecure Sub is a party, and (b) do not require any authorization, consent, approval, exemption or other action by or notice to any court or governmental body under any law, statute, rule, regulation or decree to which either GlobalSecure or GlobalSecure Sub is subject.
     SECTION 3.4 Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of GlobalSecure, threatened against GlobalSecure or any of its properties which seeks to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any manner the right of GlobalSecure to control the Company or any material aspect of the Business of the Company after the Effective Time, and there is no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality or arbitrator outstanding against GlobalSecure having, or which GlobalSecure believes may in the future have, any such effect.
     SECTION 3.5 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of GlobalSecure or GlobalSecure Sub.
     SECTION 3.6 Financial Statements. GlobalSecure’s unaudited balance sheet dated at, and income statement for the ten-month period ended, October 31, 2003, have been provided to the Company Shareholders and fairly present the financial condition and results of the operations of GlobalSecure as of the date indicated and for the period indicated and have been prepared in accordance with generally accepted accounting principles consistently applied, and are in accordance with the books and records of GlobalSecure, complete and correct in all material respects.
     SECTION 3.7 Intellectual Property. Each of GlobalSecure and its subsidiaries owns or possesses adequate licenses or other rights to use and license its customers the right to use (in the manner and to the extent presently or proposed to be used or licensed) all Intellectual Property currently or proposed to be used in its business unless such absence or failure is not reasonably likely to have a Material Adverse Effect on GlobalSecure.
ARTICLE 4
CLOSING CONDITIONS
     SECTION 4.1 Closing Conditions Relating to GlobalSecure. The obligations of GlobalSecure under this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by GlobalSecure in its sole and absolute discretion:
          4.1.0 Contingencies.

          4.1.1 The representations and warranties of the Company and the Company Shareholders contained in this Agreement shall be true and correct on the date hereof and on the Closing Date (except to the extent that they expressly relate to an earlier date);
          4.1.2 The Company and the Company Shareholders shall have performed and complied in all material respects with all the covenants and agreements contained in this Agreement and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it or them at or prior to the Closing;
          4.1.3 GlobalSecure and the Company shall have received all approvals and actions of or by all Governmental Bodies, which are necessary to consummate the transactions contemplated hereby, and shall have obtained the written consent of each of the participants in the ESOP as to whom an aggregate of 27,990 shares of Company Common Stock have been allocated as of the date of this Agreement; provided that the Company agrees to use its reasonable efforts to obtain such written consents on or before December 15, 2003, and, further, provided, however, that GlobalSecure may extend the Closing hereunder until such time as all of such consents have been received by the Company;
          4.1.4 On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; and no action, suit or proceeding shall have been instituted by any person or entity, or threatened by any Governmental Body, before a court or Governmental Body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
          4.1.5 All existing employment agreements between the Company and any employee thereof shall be cancelled prior to the Effective Time and shall be of no further effect and GlobalSecure shall have received evidence to such effect. To be effective as of the Effective Time, each of the following members of the Company’s management team shall have entered into an Employment Agreement with GlobalSecure substantially in the form set forth in Exhibit 4.1.6.2: Timothy J. Czysz.
          4.1.6 Deliveries. At or prior to the Closing, the Shareholder shall deliver, or cause to be delivered to GlobalSecure, the following items, fully executed by all appropriate parties and in form and substance acceptable to GlobalSecure:
               4.1.6.1 General Release and Noncompetition Agreement; Termination of Agreements. The Shareholder shall execute and deliver to the Company a release of the Company of and from all manner of action and actions, cause or causes of actions, debts and sums of money, claims and demands whatsoever, except for any obligations that are specifically included hereunder or including the Merger Consideration, and a noncompetition agreement in the form of Exhibit 4.1.6.1 attached hereto which, among other things, provides that GlobalSecure shall pay the health insurance costs on the current policy of Dr. Smith and his wife (i.e., CareFirst Blue Cross/Blue Shield PPO — the “Insurance Coverage”) until Dr. Smith has reached the age of 65-1/2 years old and, thereafter, if Dr. Smith so desires, continue the Insurance Coverage at Dr. Smith’s sole cost and expense. GlobalSecure shall have received evidence of termination and waiver, and indemnification from the Shareholder as to any further obligations or liabilities under, (i) the Stock Appreciation Rights Agreement dated as of July 19, 2002 between the Company and Timothy J. Czysz; (ii) the Nonqualified Deferred Compensation Plan of the Company with an effective date of July 19, 2002; and (iii) the Company’s Phantom Stock Plan.
               4.1.6.2 Employment Agreement. The Employment Agreement in the form of Exhibit 4.1.6.2 attached hereto shall have been executed and delivered to GlobalSecure by Timothy J. Czysz.
               4.1.6.3 Consents. The Shareholder and the Company shall deliver to GlobalSecure copies of all necessary third party and governmental consents, in a form satisfactory to GlobalSecure, that the Shareholder and the Company are required to obtain in order to consummate the transactions contemplated by this Agreement
               4.1.6.4 Opinion of Counsel for the Shareholder and the Company. GlobalSecure shall receive an opinion dated the Closing Date of Johnson, Pope, Bokor, Ruppel & Burns, P.A. (“Johnson, Pope”), of Clearwater, Florida, special counsel for the Shareholder and the Company, in the form of Exhibit 4.1.6.4 attached hereto.
               4.1.6.4.A  Opinion of Counsel for the ESOP. GlobalSecure shall receive an opinion dated the Closing Date of Womble Carlyle Sandridge & Rice, P.L.L.C., of Charlotte, North Carolina, special counsel for the ESOP (“ESOP Counsel”), in the form of Exhibit 4.1.6.4.A attached hereto.
          4.1.7 Due Diligence Results. Nothing shall have come to the attention of GlobalSecure, in the course of its due diligence investigation pursuant to Section 5.1 or otherwise, which demonstrates that any of the representations or warranties of the Shareholder or the Company is inaccurate or incomplete in any material respects; provided, however, that GlobalSecure shall, prior to Closing, inform the Shareholder of any such inaccuracy in order to allow Shareholder or the Company to cure any such inaccuracy within ten (10) days of the receipt of any such notice.
          4.1.8 No Injunction. The consummation of the transactions contemplated hereby shall not have been enjoined by any court of competent jurisdiction and no proceeding seeking such an injunction shall be pending.
          4.1.9 Termination of ESOP. The Company shall deliver to GlobalSecure copies of resolutions of the Board of Directors of the Company to the effect that the ESOP is terminated prior to Closing, plus any additional documents required by the terms of the ESOP to terminate the ESOP.
     SECTION 4.2 Closing Conditions Relating to the Company Shareholders. The obligations of the Company Shareholders and the Company under this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, but compliance with any or all of such conditions may be waived by the Company or the Shareholder, as the case may be:

          4.2.1 The representations and warranties of GlobalSecure contained in this Agreement shall be true and correct on the date hereof and on the Closing Date (except to the extent that they expressly relate to an earlier date);
          4.2.2 GlobalSecure shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and satisfied all of the conditions required by this Agreement to be performed or complied with or satisfied by GlobalSecure at or prior to the Closing;
          4.2.3 GlobalSecure and the Company shall have received all approvals and actions of or by all governmental bodies, which are necessary to consummate the transactions contemplated hereby;
          4.2.4 On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement;
          4.2.5 No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental body, before a court or governmental body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement and the Merger Agreement;
          4.2.6 Deliveries. At or prior to the Closing, GlobalSecure shall deliver, or cause to be delivered to Dr. Smith or Timothy J. Czysz, as applicable, the following items:
               4.2.6.1 The General Release and Noncompetition Agreement in the form of Exhibit 4161 hereof to Dr. Smith.
               4.2.6.2 The Employment Agreement in the form of Exhibit 4.1.6.2 hereof to Timothy J. Czysz.
               4.2.6.3 The Promissory Notes in the form of Exhibits 1.6.3 and Exhibit 1.6.3.A hereto to Dr. Smith, with the delivery of the First Promissory Note as part of the Escrow Assets pursuant to Section 6.1.6.1 hereof.
               4.2.6.4 The Security Agreement in the form of Exhibit 1.6.3.A hereto to Dr. Smith.
               4.2.6.5 The Common Stock Merger Consideration to Dr. Smith, with 170,000 shares thereof being delivered as part of the Escrow Assets pursuant to Section 6.1.6.1 hereof.
ARTICLE 5
PRE-CLOSING AGREEMENTS
     SECTION 5.1 Due Diligence. The Shareholder and the Company shall grant to GlobalSecure, and its employees, counsel, accountants and other representatives, full and complete access to the Company, its facilities, management, employees and records and its outside accountants and counsel for purposes of a due diligence investigation in connection with the transactions contemplated hereby. GlobalSecure agrees to exercise its reasonable best efforts in conducting such due diligence in a manner that will not significantly interfere with or disrupt the normal operations of the Company or arouse suspicions of the Company’s employees, customers or suppliers that the capital stock of the Company is for sale. The Company will provide GlobalSecure and its representatives full access to all relevant financial information, personnel, service and contractual information. The cost of any such due diligence shall be borne by GlobalSecure.
     SECTION 5.2 Operation of Business. The Company shall continue to operate the Business in the ordinary course in such manner that each and every warranty and representation of the Company and the Shareholder made herein (including as to each and every Schedule hereto) as of the date hereof will be true, complete and accurate in all material respects as of the date of the Closing hereunder, without substantial change, and will maintain or cause to be maintained all existing insurance coverage on the properties and assets of the Company until the Closing. Until the Effective Time, all risk of loss, damage, or destruction to the assets and properties of the Company shall be upon the Company and Shareholder, and in the event of any material loss, damage, or destruction to the assets and properties of the Company, GlobalSecure shall be entitled to terminate this Agreement within thirty (30) days of learning of the same. Prior to Closing, the Company shall not increase any current compensation levels of employees or pay any bonuses or other direct or indirect compensation without the prior written consent of GlobalSecure. Shareholder agrees to provide to GlobalSecure monthly financial statements for the periods following August 31, 2003, as they become available. The Company and Shareholder will use their respective best efforts to preserve the management team and work force of the Company and to preserve employee morale generally. The Company shall not knowingly and intentionally take any material action that it believes is out of the ordinary course of business without the prior written consent of GlobalSecure.
     SECTION 5.3 Best Efforts. The parties hereto agree to use their best efforts to cause all conditions to Closing to be satisfied and to cause the transactions contemplated hereby to be consummated.
     SECTION 5.4 Confidentiality. GlobalSecure, the Company and Shareholder agree that they, and their respective officers, directors and other representatives, will hold in strict confidence the negotiations relating to the transactions contemplated by this Agreement, and all information exchanged pursuant thereto. If, for any reason, Closing does not occur, all information exchanged by GlobalSecure, the Company and Shareholder shall promptly be returned to the other party. In addition, Shareholder and the Company will refrain from, and the Company will cause its officers, directors, representatives, agents and employees to refrain from, directly or indirectly, encouraging, soliciting, initiating or participating in discussions or negotiations with or providing any non-public information to any person other than GlobalSecure concerning the sale or purchase of the Business (except in the ordinary course of its business), any merger or consolidation involving the Company or any other transaction in which the Company’s Business or the Shareholder’s Stock would be acquired by a person other than GlobalSecure.

     SECTION 5.5 Public Announcements. None of GlobalSecure, the Company or the Shareholder shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby unless such press release or public statement is satisfactory to the other party to this Agreement, and GlobalSecure and the Shareholder (including on behalf of the Company) shall consult with each other as to the form and substance of any public disclosure related thereto; provided, however, that nothing contained herein shall prohibit any party from making any disclosure which is required by law.
ARTICLE 6
POST-CLOSING AGREEMENTS
     SECTION 6.1 Indemnification by the Shareholder and GlobalSecure.
          6.1.1 Without limitation as to the other rights of GlobalSecure, up to the amount set forth in Section 6.1.6.3 hereof, the Shareholder shall indemnify, save and keep GlobalSecure, its successors and assigns and its stockholders, directors, officers, affiliates, representatives and employees and the estates, personal representatives and heirs of such persons, forever harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, penalties costs, damages or expenses, including, without limitation, reasonable attorneys’ and expert witness fees (collectively, the “Losses”) sustained or incurred by any of the foregoing persons as a result of or arising out of or by virtue of (i) any breach by the Shareholder or the Company of any representations, warranties or covenants made by the Shareholder or the Company herein or in any certificate, exhibit or Schedule delivered to GlobalSecure in connection herewith, or (ii) any misrepresentation contained in any certificate, exhibit or Schedule or other document or instrument delivered by the Shareholder or the Company in accordance with any provision of this Agreement. The Shareholder acknowledges and agrees that the obligation to indemnify and hold harmless pursuant to this Section 6.1.1 is an obligation solely of the Shareholder and that, from and after the Closing, the Shareholder shall have no right of contribution from the Company or the Surviving Corporation, its successors, or any assigns of any of them in respect of the obligations of the Shareholder under this Section 6.1.1 and that the right to recover from the Shareholder shall not require GlobalSecure to seek any recovery from the Company or the Surviving Corporation in respect of any Losses.
          6.1.2 Without limitation as to the other rights of the Shareholder, GlobalSecure shall indemnify, save and keep the Shareholder, his successor and assigns and the estates, personal representatives and heirs of such persons forever harmless against and from all liability, demands, claims, actions, or causes of actions, assessments, losses, penalties, costs, damages or expenses including reasonable attorneys and expert witness fees (collectively the “Losses”) sustained or incurred by any of the foregoing persons as a result of or rising out of or by virtue of (i) any breach by GlobalSecure of any representations, warranties or covenants made by GlobalSecure or GlobalSecure Sub to the Shareholder herein or in any certificate, exhibit or Schedule delivered by GlobalSecure or GlobalSecure Sub to the Shareholder, if any, in connection herewith, or (ii) any misrepresentation contained in any certificate, exhibit or Schedule or other document or instrument delivered by GlobalSecure to Shareholder in accordance with any provision of this Agreement.

          6.1.3 A party required under this Section 6.1 to furnish indemnity (the “Indemnifying Party”) shall satisfy its obligation of indemnification under this Section 6.1 within forty-five (45) days after written notice thereof from any party entitled to such indemnity hereunder (the “Indemnified Party”) to the Indemnifying Party; provided, however, that a party shall not be deemed in breach hereof for so long as it contests in good faith its liability for indemnification hereunder.
          6.1.4 As soon as practicable after obtaining knowledge thereof, any Indemnified Party shall notify the Indemnifying Party of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. A failure to give such notice shall not negate a right to indemnification hereunder; provided, however, that the Indemnified Party shall bear any amount of Loss resulting directly from a failure to give a timely notice. If such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party, the Indemnifying Party shall have the right to employ such counsel as is reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any said claim or demand at its own cost and expense, provided that unless the Indemnified Party bears a greater risk of loss than the Indemnifying Party, the Indemnifying Party shall control the defense of said claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand, (i) the Indemnified Party shall not settle such claim or demand without the prior written consent of the Indemnifying Party, and (ii) any settlement of such claim or demand made without such consent of the Indemnifying Party shall not be subject to indemnity under this Section 6.1.
          6.1.5 The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required for use in contesting any claim or demand asserted by a third party against any Indemnified Party. Whether or not the Indemnifying Party so elects to defend any such claim or demand, the Indemnified Party shall not have any obligation to do so and the Indemnified Party shall not waive any rights it may have against the Indemnifying Party under this Section 6.1 with respect to any such claim or demand by electing or failing to elect to defend any such claim, provided that the Indemnified Party against which a claim or demand is asserted in the first instance shall file in a timely manner any answer or pleading with respect to a suit or proceeding in such action as is necessary to avoid default or other adverse results.
          6.1.6 The obligations of Section 6.1.1 above shall be subject to and limited by the following:
               6.1.6.1 On the Closing Date, the Shareholder shall deliver into an escrow account that portion of the Promissory Note Merger Consideration comprised of the First Promissory Note and 170,000 shares of the Common Stock Merger Consideration (the “Escrow Assets”) to be held and subsequently disbursed in accordance with the terms of an Indemnity Escrow Agreement in the form of Exhibit 6.1.6.1 hereto. The right of the Shareholder to receive any Escrow Assets held in such escrow account shall be conditioned upon such Escrow Assets not being otherwise distributed in accordance with the Indemnity Escrow Agreement to indemnify or reimburse GlobalSecure for any Losses in accordance with this Section 6.1.

               6.1.6.2 The parties hereto agree that, in the case of any tax period that begins before and ends after the Closing Date, the tax for the pre-closing portion of such period shall be determined by allocating items of income, deductions, credits and allowances between the pre-closing and post-closing portion and by calculating the tax for such pre-closing portion as if such portion were a separate taxable year.
               6.1.6.3 Notwithstanding any provision herein to the contrary, GlobalSecure shall not be entitled to indemnification for any amounts in excess of an amount equal to $517,500.
               6.1.6.4 The remedies set forth in Section 6.1.1 shall be the sole and exclusive remedy against the Company and the Shareholder under this Agreement.
               6.1.6.5 All representations and warranties in this Agreement will survive the Closing until the first anniversary of the Closing Date except that the representations and warranties in Sections 2.6 and 2.15 will survive until all applicable statutes of limitation with respect to the matters set forth in such representations and warranties have elapsed, and except that all representations and warranties in Sections 2.1.2 and 2.2 will survive indefinitely.
          6.1.7 Coincidence of Parties. After the Closing Date, losses, damages and expenses incurred or sustained by the Company by reason of any act or omission of the Shareholder indemnified against in Section 6.1.1 hereof shall be deemed, for the purposes of this Article 6, to have been incurred or sustained by GlobalSecure or the Company. Additionally, the obligations of GlobalSecure set forth in Section 6.1.2 hereof shall, where appropriate, be deemed to be the obligation of the Company after the Closing Date; and references to GlobalSecure in Section 6.1.2 hereof shall, where appropriate, be deemed to include the Company.
     SECTION 6.2 Further Assurances. The Company Shareholders shall, at any time and from time to time on and after the Closing Date, upon request by GlobalSecure and without further consideration, take such actions or cause others to do so, and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all transfers, conveyances, powers of attorney and assurances, as may be reasonably required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming to GlobalSecure, or its respective successors and assigns, or for aiding and assisting in collecting or reducing to possession, any or all of the Company Shareholders’ obligations under this Agreement.
     SECTION 6.3 Transfer. Each certificate representing the GlobalSecure Common Stock and any other securities issued in respect of the GlobalSecure Common Stock upon any stock split, stock dividend, recapitalization, merger, or similar event, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable State securities or other laws):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE (FEDERAL) SECURITIES ACT OF 1933 OR THE APPLICABLE SECURITIES ACT OF ANY STATE BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM

REGISTRATION CONTAINED IN SAID ACTS. NO SALE, OFFER TO SELL OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER SAID ACTS IS IN EFFECT WITH RESPECT TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH ACTS IS THEN APPLICABLE.
     SECTION 6.4 Lock Up Agreements. The Shareholder warrants that he shall enter into a “lockup” agreement for the GlobalSecure Stock received at Closing for a period of time equal to such period as may be required of the principal stockholders of GlobalSecure by the underwriter(s) of the IPO and which shall be on terms which are no less favorable than the terms of the lock-up applicable to Mr. C. Thomas McMillen.
     SECTION 6.5 ESOP Provisions.
          6.5.1 From and after the Closing, GlobalSecure and the Company shall take such actions as are necessary to facilitate the termination of the ESOP in accordance with the actions of the Board of Directors of the Company and the ESOP taken before the Closing. Without limiting the foregoing, GlobalSecure and the Company shall (i) maintain the ESOP as a tax-qualified plan under applicable federal income tax laws and regulations until all ESOP assets are distributed to ESOP participants and (ii) cause the ESOP to comply with all applicable laws. The Company will be responsible for any cost and expenses, including the tax penalty, arising from the termination of the ESOP.
          6.5.2 Upon receipt by the Trustee of the ESOP of a determination letter from the Internal Revenue Service relating to the termination of the ESOP, GlobalSecure and the Company shall provide participants in the ESOP with the opportunity to receive a distribution or make a “direct rollover” (within the meaning of Treasury Regulation Section 1.401(a)(31)-1) of amounts credited to their ESOP accounts to other qualified retirement plans sponsored by GlobalSecure.
          6.5.3 The obligations of GlobalSecure and the Company under this Section 6.5 shall expire as of the date the ESOP has been terminated and distributions have been made to ESOP participants and the final Annual Return (Department of Labor Form 5500) has been filed with the Employee Benefit Security Administration.
ARTICLE 7
TERMINATION
     Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to consummation of the transactions contemplated hereby:
     7.1 By the mutual consent of GlobalSecure and the Shareholder.

     7.2 By GlobalSecure in its sole discretion within ten (10) business days following its receipt of the Statements referred to in Section 2.16.
     7.3 By GlobalSecure if all of the conditions to Closing described in Section 4.1 have not been satisfied by December 18, 2003, as such date may be extended hereunder.
     7.4 By GlobalSecure if the transactions shall not have been consummated by December 18, 2003, or such later date as may be agreed upon by the parties.
     7.5 By GlobalSecure (if GlobalSecure is not then in breach of any term of this Agreement) if the Shareholder (i) has failed to perform or observe any covenant, agreement or condition contained in this Agreement required to be performed or observed on or prior to the Closing Date; or (ii) breached any of its representations or warranties contained in this Agreement, which failure or breach shall not have been cured within ten (10) days after GlobalSecure has notified the Shareholder of its intent to terminate this Agreement pursuant to this Section 7.5.
     7.6 By the Shareholder if GlobalSecure has materially breached any representation or warranty herein or failed to perform any material obligation or condition hereof and such breach or failure has not been cured within ten (10) days after the Shareholder has notified GlobalSecure of its intent to terminate this Agreement pursuant to this Section 7.6.
     7.7 Notwithstanding anything to the contrary otherwise contained herein, the Company and the Shareholder jointly and severally agree, in recognition of GlobalSecure’s significant efforts and costs and expenses in connection with the transactions hereunder, that if the Company or the Shareholder fail to close for any reason other than a reason solely related to GlobalSecure’s failure to close, the Company and the Shareholder shall jointly and severally be responsible to pay an amount equal to $100,000, not as a penalty but as nonaccountable agreed-to liquidated damages to reimburse the out-of-pocket costs and expenses of GlobalSecure related to the transactions hereunder.
Any termination pursuant to this Article 7 shall be without liability on the part of any party, except as provided in this Article 7.
ARTICLE 8
MISCELLANEOUS
     SECTION 8.1 Survival. Subject to the time limitations for the assertion of indemnification claims set forth in this Agreement, the representations and warranties of the Shareholder and GlobalSecure shall survive Closing, notwithstanding any investigation on the part of the Shareholder or GlobalSecure, as the case may be.
     SECTION 8.2 Expenses. Except as otherwise provided in Article 7 hereof, each party will pay all of its Expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement provided, however, that the Expenses of Johnson, Pope shall be paid by the Company prior to Closing or by the Shareholder and the Expenses of the ESOP,

including the Expenses of ESOP Counsel, shall be paid by the Company. For purposes of this Section 8.2, “Expenses” shall include all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to investment banking firms, counsel, accountants, experts and consultants) incurred in connection with this Agreement and the transactions contemplated by this Agreement.
     SECTION 8.3 Amendments and Waivers. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     SECTION 8.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (i) upon delivery if delivered by hand; (ii) four (4) days subsequent to mailing if mailed by express, certified or registered mail, with postage prepaid, in the continental United States; (iii) two (2) days subsequent to pick-up by such courier if sent by a nationally or internationally recognized overnight courier service that regularly maintains records of items picked up and delivered; or (iv) when transmitted if sent by telecopier, as follows:
If to GlobalSecure:
GlobalSecure Holdings, Ltd.
8401 Corporate Drive
Suite 230
Landover, Maryland 20785
Attn.: Craig R. Bandes, President
FAX No.: (301) 306-3479
with a copy to:
George S. Lawler, Esquire
Whiteford, Taylor & Preston L.L.P.
210 West Pennsylvania Avenue
Towson, Maryland 21204
FAX No.: (410) 832-2015
If to the Shareholder or, prior to the Closing, to the Company:
HazTrain, Inc.
P.O. Box 2206
LaPlata, Maryland 20646
Attn.: Jerry L. Smith, Ph.D., Chief Executive Officer and President
FAX NO.: (301) 934-9584
with a copy to:

A.R. (Charlie) Neal, Esquire
Johnson, Pope, Bokor, Ruppel & Burns, PA
911 Chestnut Street
P.O. Box 1368
Clearwater, Florida 33756
FAX No.: (727) 441-8617
If to the ESOP:
HazTrain, Inc. ESOP
P.O. Box 2206
LaPlata, Maryland 20646
Attn.: Timothy J. Czysz, Trustee
FAX NO.: (301) 934-9584
or such other address as shall be furnished in writing by any of the parties, and any such notice or communication shall be deemed to have been given two (2) business days after the date so mailed.
     SECTION 8.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, and the rights, interests and obligations hereunder, may not be assigned by either party without the prior written consent of the other party hereto. Notwithstanding the foregoing, GlobalSecure may assign its rights and obligations hereunder to any of GlobalSecure’s wholly-owned subsidiaries with the effect that the Merger contemplated hereby may be made by such subsidiary.
     SECTION 8.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provision of this Agreement unless the consummation of the transaction contemplated hereby is adversely affected thereby.
     SECTION 8.7 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     SECTION 8.8 No Third-Party Beneficiaries. This Agreement shall be for the benefit only of the parties hereto, and their respective successors and assigns.
     SECTION 8.9 Singular and Plural; Gender. The singular shall include the plural and vice-versa, and the use of one gender shall be deemed to include all other genders whenever appropriate.
     SECTION 8.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this

Agreement will be governed by the laws of the State of Maryland without reference to any conflict of laws rules.
     SECTION 8.11 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     SECTION 8.12 Schedules. The Schedules hereto are an integral part of this Agreement Information described in any Schedule of this Agreement shall be deemed disclosed in all Schedules of this Agreement and the term “Agreement” shall include all Schedules, exhibits and other deliveries attached or made pursuant hereto. Except as otherwise specifically provided for herein, any Schedules which have not been prepared and attached to this Agreement on the date of execution hereof shall be prepared and delivered by Shareholder to GlobalSecure within ten (10) days from the date of execution of this Agreement.
     SECTION 8.13 Headings. The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.
     SECTION 8.14 Further Documents. Shareholder shall, whenever and as often as requested to do so by GlobalSecure, but without expense to Shareholder, execute, acknowledge, and deliver all such further conveyances, assignments, confirmations, satisfactions, releases, instruments of further assurance, approvals, consents and any and all other further instruments and documents as may be necessary, expedient, or proper in the reasonable opinion of GlobalSecure or its counsel in order to complete the transactions contemplated herein.
     SECTION 8.15 Arbitration. Any and all disputes, controversies or claims that lead up to the execution of this Agreement or that arise out of or relate to this Agreement or the breach of it, and including any claims regarding the validity, scope and enforceability of this arbitration clause, shall, if not promptly settled by the parties, be solely and finally resolved by arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) in effect at the time and shall be conducted before a single arbitrator. The parties to the arbitration shall attempt to agree, by mutual consent, to the appointment of the arbitrator. In the absence of agreement among the parties, any party to the arbitration may apply to AAA for a list of arbitrators from which list the arbitrator shall be selected in accordance with the commercial arbitration rules of AAA.
     Any such action or proceeding brought by GlobalSecure arising out of or relating to this Agreement shall be brought in Baltimore City, Maryland and in no other location. Any such action or proceeding brought by Shareholder arising out of or relating to this Agreement shall be brought in Baltimore City, Maryland and no other location. All cross complaints shall be filed with the same arbitration panel and in the same location in which the original complaint was filed. The parties hereby waive the right to object to such location on the basis of venue or forum nonconveniens. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction in Maryland and each party hereto consents to the jurisdiction of such courts and waives all claims of improper venue. The arbitrator shall determine all claims in accordance with the internal law of the State of Maryland. The internal procedural and substantive laws of Maryland and the United States Federal Arbitration Act shall govern all questions of arbitral procedure, arbitral review, scope of arbitral authority, and arbitral enforcement. The parties further agree that the arbitration proceeding shall constitute an absolute bar to the institution of any court proceeding, and that the decision and award of the arbitrator shall be final and binding.
     The cost of the arbitration proceeding shall be shared equally by the parties except that each party shall be responsible for its own attorneys fee, if any.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, on the day and year first above written, intending to be legally bound hereby.

WITNESS:		HAZTRAIN, INC.

/s/	By:	/s/ Jerry L. Smith	(SEAL)

Jerry L. Smith, Ph.D., Chief
Executive Officer and President
-Company-

WITNESS:

/s/		/s/ Jerry L. Smith	(SEAL)

Jerry L. Smith, Ph.D., Individually

WITNESS:	HAZTRAIN, INC. EMPLOYEE STOCK
OWNERSHIP PLAN

/s/	By:	/s/ Timothy J. Czysz	(SEAL)

Timothy J. Czysz, Sole Trustee

-Company Shareholders-

WITNESS:	GLOBALSECURE HOLDINGS, LTD.

/s/	By:	/s/ Craig R. Bandes	(SEAL)

Craig R. Bandes, President

-GlobalSecure-

WITNESS:	GLOBALSECURE MERGER SUB, INC.

/s/	By:	/s/ Craig R. Bandes	(SEAL)

Craig R. Bandes, President

-GlobalSecure Sub-

ANNEX A
ALLOCATION OF MERGER CONSIDERATION

Consideration to be Deposited Under
	Merger Consideration	Indemnity Escrow Agreement
Jerry L. Smith, Ph.D.	$1,200,000 of the Cash Merger Consideration, subject to any adjustment pursuant to Section 1.63 hereof	-0-

	Promissory Note Merger Consideration	First Promissory Note

	300,000 shares GlobalSecure Common Stock	170,000 shares GlobalSecure Common Stock

ESOP	Refinancing by the Company and GlobalSecure, as guarantor, of $1,312,500 Bank Loan and Discharge of ESOP Loan by the Company	-0-

	$148,906.80 of the Cash Merger Consideration	-0-

EXHIBIT A
FORM OF ARTICLES OF MERGER

EXHIBIT B
DISCLOSURE SCHEDULE

EXHIBIT 1.6.3
FORM OF FIRST PROMISSORY NOTE

EXHIBIT 1.6.3.A
FORM OF SECOND PROMISSORY NOTE

Exhibit 1.6.3.B
FORM OF SECURITY AGREEMENT

EXHIBIT 2.16
FINANCIAL STATEMENTS

EXHIBIT 4.1.6.1
GENERAL RELEASE AND NONCOMPETITION AGREEMENT

EXHIBIT 4.1.6.2
EMPLOYMENT AGREEMENT

EXHIBIT 4.1.6.4
OPINION OF COUNSEL FOR THE SHAREHOLDER AND THE COMPANY

EXHIBIT 4.1.6.4.A
OPINION OF COUNSEL FOR THE ESOP

EXHIBIT 6.1.6.1
INDEMNITY ESCROW AGREEMENT